Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Placer Sierra Bancshares our report dated March 15, 2006, relating to (i) the consolidated balance sheets of Southwest Community Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, which appears in Southwest Community Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005. We also hereby consent to the incorporation by reference in this Registration Statement of our report dated March 15, 2006, relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Southwest Community Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Vavrinek, Trine, Day & Co., LLP

August 8, 2006

Rancho Cucamonga, California